SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LSB FINANCIAL CORP.
(Exact name of Registrant as specified in its charter)

Indiana	35-1934975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Main Street
Lafayette, Indiana	47901
(Address of Principal Executive Offices)	(Zip Code)

LSB FINANCIAL CORP. 2007 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)

Randolph F. Williams	Copy to:
President & CEO	Claudia V. Swhier, Esq.
LSB Financial Corp.	Barnes & Thornburg LLP
101 Main Street, P.O. Box 1628	11 S. Meridian Street
Lafayette, Indiana 47902	Indianapolis, Indiana 46204
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(765) 742-1064

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.01 par value per share	81,000	$24.91	$2,017,710	$61.94

(1)
Estimated solely to determine the registration fee and based on the average of the high and low sales prices per share of Common Stock of LSB Financial Corp. on May 30, 2007, as to shares not yet subject to options granted under the Plan, pursuant to Rule 457(c) and (h).

(2)	Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

Page 1 of 12 Pages
Exhibit Index on Page E-1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Document(s) containing information specified by Part I of this Form S-8 Registration Statement, promulgated under the Securities Act of 1933, as amended (the “1933 Act”), will be sent or given to participants in the LSB Financial Corp. Stock Option and Incentive Plan (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the 1933 Act.  Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(1)  The annual report of LSB Financial Corp. (the “Registrant”) for the year ended December 31, 2006, filed with the Securities and Exchange Commission on Form 10-K;

(2)  The quarterly report of the Registrant on Form 10-Q for the quarter ended March 31, 2007, filed on May 14, 2007;

(3)  Registrant’s Forms 8-K filed February 8, 2007, February 26, 2007, March 14, 2007, April 24, 2007, and May 3, 2007;

(4)  All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) by the Registrant since December 31, 2006; and

(5)  The description of the capital stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-25070), filed with the Commission on November 3, 1994, and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or that deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 21 of the Indiana Business Corporation Law, as amended (the “BCL”), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation’s best interests.  This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding.

Article X of the Registrant’s Articles of Incorporation provides for indemnification of directors, officers, employees or agents of the Registrant against any and all liabilities (including attorneys’ fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, if the indemnified party acted in good faith and in a manner he reasonably believed was in the best interest of the Registrant or, in certain cases, not opposed to the best interests of the Registrant and in the case of criminal actions or proceedings he reasonably believed his conduct was lawful or had no reason to believe his conduct was unlawful. Article X also provides for the authority to purchase insurance with respect thereto.

The Registrant also maintains directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits furnished with this registration statement are listed on page E-1.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, and the State of Indiana, on this 31st day of May, 2007.

LSB FINANCIAL CORP.

By	/s/ Randolph F. Williams
Randolph F. Williams
President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Randolph F. Williams and Mary Jo David, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signatures	Title		Date

(1)	Principal Executive Officer:
)
)
	/s/ Randolph F. Williams	President and Chief Executive Officer	)
	Randolph F. Williams		)
)
)
			)	May 31, 2007
(2)	Principal Financial and Accounting Officer:		)
)
)
	/s/ Mary Jo David	Vice President, Chief Financial Officer, and Secretary -Treasurer	)
	Mary Jo David		)
)
)
)

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(3)	A Majority of the Board of Directors:		)
)
)
)
	/s/ Mariellen M. Neudeck	Chairman of the Board	)
	Mariellen M. Neudeck		)
)
)
	/s/ James A. Andrew	Director	)
	James A. Andrew		)
)
)
	/s/ Kenneth P. Burns	Director	)
	Kenneth P. Burns		)
)
)
	/s/ Mary Jo David	Director	)
	Mary Jo David		)
)
)
		Director	)
	Philip W. Kemmer		)	May 31, 2007
)
)
	/s/ Thomas R. McCully	Director	)
	Thomas R. McCully		)
)
)
	/s/ Peter Neisel	Director	)
	Peter Neisel		)
)
)
	/s/ Jeffery A. Poxon	Director	)
	Jeffery A. Poxon		)
)
)
	/s/ Charles W. Shook	Director	)
	Charles W. Shook		)
)
)
	/s/ Randolph F. Williams	Director	)
	Randolph F. Williams		)
)

S-2

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant are incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-1(Registration No. 33-84266) filed on September 20, 1994.*

4.2	By-Laws of the Registrant are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.*

5	Opinion of Barnes & Thornburg as to the legality of the securities being registered.

23.1	Consent of BKD, LLP

23.2	Consent of Barnes & Thornburg LLP (included as part of Exhibit 5).

24	Power of Attorney (set forth on page S-1 of this Registration Statement).

99	LSB Financial Corp. Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on April 24, 2007.*

(*)	Previously filed with the SEC and by this reference incorporated into this Registration Statement.

E-1